Filed Pursuant To Rule 433
                                                     Registration No. 333-131598
                                                                October 20, 2006


BROADCAST TRANSCRIPT

    Video Monitoring Services of America, Inc.


    Date      October 20, 2006
    Time      09:49 AM - 09:49 AM
    Station   www.thestreet.com TV
    Location  www.thestreet.com
    Program   thestreet.com TV



              SIMON CONSTABLE, host:

              Hi, you're watching TheStreet.com TV. I'm Simon Constable, and today I'm at the World Gold Council offices here in Manhattan. I'm joined by Pierre Lassonde; he is president of Newmont Mining, and he's also chairman of the World Gold Council.

              Welcome, Pierre.

              Mr. PIERRE LASSONDE (Chairman, World Gold Council): Simon, thank you very much.

              CONSTABLE: I want to talk to you today about a speech you'll be making tonight. You'll be talking to a committee for monitoring research and education. And you're going to be talking to them about gold. What are you going to be saying?

              Mr. LASSONDE: The title of my speech is 'Gold as Money,' and we at the World Gold Council have created an instrument, a gold ETF, which trades here in New York, London and many other exchanges.

              CONSTABLE:  That's symbol GLD.

              Mr. LASSONDE: That's correct--which we believe will become the real standard for gold as money.

              CONSTABLE: OK. And what are the plans for listing it? I know that last week there was a new co-listing in Singapore. Any other countries on the horizon?

              Mr. LASSONDE: Absolutely. The goal of the World Gold Council is to list this ETF on as many exchanges across the world, so that you will be able, as an individual, to trade gold, buy, sell 24-hours a day, seven days a week, 365 days a week (sic).


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              Because don't forget, when you look at Dubai, Tokyo, they're open at times where we're not open. And this market will provide the liquidity, the ease of transaction, and a very low cost, and it will make gold real money.

              CONSTABLE: OK, interesting. And where do you see gold prices going over the next 10 years or so?

              Mr. LASSONDE: I think what we're leading to today is very similar to the 1970s. The script is the same. If you'll look at back then, you had the Vietnam War; today we have Al Qaeda or Iraq's war. You had the petroleum prices go from $2.80 to $50; same today from 1998 $11 to $70 or so. And gold in those days went from $35 to over $800 an ounce--so over a 10-year period.

              Well, the bull market started about five years ago, I think it's got five to seven more years to run, at least. And the price appreciation has only been about 130 percent vis-a-vis over 500 percent back then.

              CONSTABLE:  So, a long way to go then.

              Mr. LASSONDE: I think you're going to see--

              CONSTABLE:  Multiple thousands.

              Mr. LASSONDE: I think you're going to see gold with, you know, three zeros in front of the first number.

              CONSTABLE:  Wow.

              Mr. LASSONDE: I just don't know how big the first number is going to be.

              CONSTABLE:  OK.

              Mr. LASSONDE: OK?

              CONSTABLE:  Thank you very much, Pierre.

              Mr. LASSONDE: You're more than welcome. Thank you, Simon.

              CONSTABLE: You've been watching TheStreet.com TV. Stay tuned for more.






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